Exhibit 99.1

For Information
James R. Edwards
303-837-2444
FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES EXPLORATION SUCCESS IN EAST TEXAS;

AMENDED CREDIT FACILITY WITH INCREASE IN BORROWING BASE

DENVER, CO April 15, 2013 — SM Energy Company (NYSE: SM) announces today the successful completion of an exploratory test well in San Jacinto County, Texas.  The Horizon Properties 2H (SM 100% WI), a horizontal completion in the Woodbine interval, produced approximately 740 BOE/d in a 24-hour test, flowing at 1,520 PSIG casing pressure on a 27/64ths inch choke, while cleaning up after fracture stimulation.  Production consisted of 305 Bbl/d of 42 degree API gravity oil and 2,600 MCFD of rich gas (approximately 1250 BTU/scf).  The well will be shut-in to await construction of a gathering system.

The Company has increased its acreage position in East Texas to approximately 105,000 net acres and expects to drill additional test wells targeting the Woodbine formation as well as other intervals of interest beginning in the third quarter of 2013. SM Energy expects to construct the necessary gathering system once several of these wells have been drilled. Capital for the 2013 delineation program will be funded largely from the Company’s existing New Venture budget.

SM Energy also announces that the borrowing base under the Company’s existing revolving credit facility has been increased to $1.9 billion, from $1.55 billion, as a result of its lenders’ regularly scheduled semi-annual redetermination process.  The Company also amended the terms of its credit facility to increase the commitment amount from the bank group to $1.3 billion, from $1.0 billion, and to extend the maturity of the facility by approximately two years to April of 2018.

Tony Best, CEO, commented, “We are excited about the initial results in our first Woodbine test in East Texas.  The Horizon Properties 2H well was a science well with approximately 2,500 feet of effectively stimulated lateral length.  We expect to be able to improve our results on subsequent wells in this play.  We have recently added approximately 10,000 net acres to our position and are still working to further expand our acreage position in this exciting play.  I am also pleased by the increase in our borrowing base, as it reflects the growth in our proved reserve base.

Success in our New Ventures program allows us to add inventory to our portfolio, which provides opportunities to create value for our shareholders through high-grading, increasing activity, or asset monetization.  As always, we remain committed to a disciplined allocation of capital that creates long-term value for shareholders and maintains the financial strength of the Company.”

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America.  SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This press release contains forward looking statements within the meaning of securities laws. The words “will,” “believe,” “anticipate,” “plan,” “intend,” and “expect” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include factors such as the availability, proximity and capacity of gathering, processing and transportation facilities, the volatility and level of oil, natural gas, and natural gas liquids prices, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, the availability of drilling, completion, and operating equipment and services, and other such matters discussed in the “Risk Factors” section of SM Energy’s 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The forward looking statements contained herein speak as of the date of this press release. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.